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In connection with the transactions contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated July 30, 2024, among CBIZ, Inc., a Delaware corporation (the “Company” or “CBIZ”), Marcum LLP, a New York registered limited liability partnership (“Marcum”), Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum (“MAG”), PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC, a Delaware limited liability company, the Company is submitting herewith a transcript of a fireside chat hosted by William Blair with members of the Company’s management that was posted on the Company’s website:

Andrew Nicholas, William Blair: Alright. Good afternoon, everybody, and thank you for joining us this afternoon. I’m Andrew Nicholas. I’m the Global Services Analyst covering CBIZ here at William Blair in Chicago. I also have with me the full excuse me full CBIZ team here to chat on the second quarter results, and the large acquisition announcement of Marcum.

I’ll let—well, I guess we can—we can say we have the CEO, CFO, and President of Financial Services at CBIZ here, Jerry, Ware and Chris and also head of IR Lori Novickis. Look forward to this conversation, and thanks to each of you for doing this with us. The one thing that I will say before we get right into the questions is that CBIZ does have an investor presentation that they published alongside this deal announcement that saved out to the IR website. So some of that we will cover and summarize briefly to give people context. But if you’re looking for a little bit more detail in terms of what CBIZ has published explicitly on this deal, feel free to look to the IR website for that information.

All right. With that I would love to get started.

You know, there’s a bunch of different topics here that that I’d love to cover today. I’d like to speak to you guys a bit more about Marcum. Get to better understand their capabilities, their growth, and what that business looks like. Want to talk about the deal itself, what it does in terms of both financial and strategic items, and then, maybe to the extent that we have time at the end, I’d love to touch on second quarter results, organic growth, and how you’re thinking about, you know the balance of the year, as it relates to the guidance you provided at the end of July.

So with that I’ll get started and start talking on Marcum and again, thanks to each of you for joining.

I guess my first question would just be on Marcum and their reputation in the industry and areas where they’re kind of particularly strong in, in terms of practice capabilities, geographic and regional footprint, just to give people on the call a sense of you know what makes Marcum a great business.

Chris Spurio, CBIZ: Yeah. Sure, you know Marcum is a well-managed quality firm that’s had a long track record of growth, they’re very focused on growth, both organic and inorganic. If you look at their geographic footprint, they have significant presence in the northeast. Think about Boston and Rhode Island. Think about New York, Metro. Think about Philadelphia as well as presence in Florida, and in the Midwest and in California. But a concentration of the revenue is in the northeast, and with that, if when you look at how we compare on a combined basis, you know, that will be that we’ll go from Number 11 to Number 7 in size. But we’ll be number 3 in Philadelphia, will be number 4 in New York Metro, which, you know, increases our brand and allows us to attract the best talent, and allows us to move up market with clients.

They’re very industry focused. We like that. We’re in a lot of the same industries, but they’re in some different industries and vice versa. So it’s gonna allow us for the industries that we’re in to be even stronger at or solutions and or SMEs and then in the ones that we’re not or they’re not, it gives us an entry point into some attractive industries.

Andrew Nicholas, William Blair: A few things that you mentioned there that I’d love to dive into more, I guess, first, just thinking about areas where you’re becoming the fourth player or the third player, I mean, how do you manage business in locations where, where ,there is that kind of significant presence at both firms, is it - You know I would imagine, and we’ll talk about synergies on the revenue side later, and potentially even on the cost and the real estate side later. But I mean, are those pretty complementary? Is there any customer concentration or overlap that that would result in any kind of revenue dissynergies that we should be cognizant of.

Jerome Grisko, CBIZ: Yeah, I’ll take that one in Andrew. As far as the one of the things that was really attractive about Marcum is they serve the same client, the same profile client. They serve that middle market client that is largely underserved by the industry, and they – you asked reputationally—they have an outstanding reputation as far as providing high quality service to that middle market client, principally middle market client.

As far as overlap is concerned. As you would expect, you know 135,000 combined clients. There are some. It was fairly. It was far less significant than we had anticipated, so that, in the model, we modeled in the loss of some, you know, one side or the other of those engagements where there are conflicts. But it was a relatively small number of clients and revenue impact. The combination of the two firms. So there’s a few client, a few conflicts, but in some, but not significant.

The other thing I think you alluded to was in markets where we have significant overlap, Metro New York, Philadelphia, etc. where these combinations strengthen us, our longer term objective, and as quickly as we get to it will be to combine these, these, our operations as quickly as possible. We know each other well. There’s a great deal of respect. As we talk to those offices for each other in those markets, and people are very enthusiastic about as quickly as we can bringing our two firms together.

Andrew Nicholas, William Blair: That’s helpful. I think one of the things that Chris mentioned was maybe the possibility of serving larger clients or moving up market. Can you maybe unpack that a little bit more? I’m trying to understand if there’s any kind of strategic imperative to grow into larger customers, or if it’s just being a bigger organization, serving effectively the same market with more depth, more breadth, things of that sort.

Chris Spurio, CBIZ: Well, first off, we’re gonna have more services and solutions to provide our clients combined, and that we can individually, but when you are the number seven firm, or the number three or four, you get invited to different kind of proposal opportunities, you know, when you’re on that top list you tend to get, you tend to bid on bigger opportunities, more complex opportunities because you now have market permission and people to go after those. So I think we’ll see. We love the middle market, but I think we’ll have an opportunity to even move up the middle market with our brand and our market position.

Andrew Nicholas, William Blair: And is that something that requires additional hiring or kind of different, a different level of headcount? Or you know, how do I think about what it takes internally to be able to serve those clients, or are the pieces at CBIZ and the pieces at Marcum already in place to be able to do that once combined?

Chris Spurio, CBIZ: No, the pieces are already in place. We have the expertise. They have the expertise. The hardest part sometimes is just getting asked to bid on these kind of jobs. So we don’t think there’s any additional hiring that will take place. We just think that with our stronger brand and market position, we’ll just have more opportunities, and we think we have the people, the services, the solutions to be able serve clients of that nature.

Jerome Grisko, CBIZ: Hey, Andrew, the other kind of key point that Chris referenced, and I just wanna make sure everybody understands that we talk about move up market. We’re not talking about moving into the market of the Big Four. We’re talking about staying in the middle market, but coming up the middle market right? So today we represent small middle market businesses. We think, with the breadth of services we have and the depth of expertise and the talent we have, we can serve the upper quadrant, upper half of that middle market far more effectively. And what that will mean is doing less for some of the lower end of that market, and moving up into the upper end of that market. But still focused on the market.

Andrew Nicholas, William Blair: Understood, okay, that that’s helpful. And then, in terms of Marcum, specifically on a standalone basis. As Chris mentioned that, you know they’ve been acquisitive, but they’ve also grown organically over time. I think you know, if we back into some of the figures based on your investor presentation you can come up with a pretty attractive margin profile at that business, too. Maybe Ware could you talk a little bit about the firm’s historical growth? I think, on the second quarter earnings call you cited high single digit organic growth over the past several years. I don’t know if you can confirm the length of time that they’ve had that kind of growth, but just a little bit more about the financial performance, historically, of Marcum. And you know what you’d potentially be bringing into the fold at CBIZ.

Ware Grove, CBIZ: Yeah, thanks. It’s a very similar profile to what you’re familiar with with CBIZ. As a matter of fact, in particular, the CBIZ Financial Services group. But when we look at the last 5 to 6 years and remove the impact of all the acquisition activity, we get high single digit organic growth with that core revenue that was there before, and is there today absent the acquisitions. So their performance has been good. And then we look through the 1st half of ‘24, it hasn’t been quite high single digits, just because some of the attest business is a little bit softer in their camp. But the other non-attest businesses are continuing to grow at impressive rates.

Andrew Nicholas, William Blair: Great and then, just in in terms of the expertise that they have internally, I imagine, with a deal of this size and the integration of two cultures. You know, there’s an opportunity to share best practices. One of the things that we’ve heard consistently in talking to other people in the space is that they have a very strong M&A team and expertise. They also are pretty highly respected in terms of their brand and their marketing. So can you talk about anything else besides that, or expand on either of those two items in terms of things that Marcum’s really good at that you love to—you’d be excited to kind of integrate or leverage in the post merger or post acquisition status or state of CBIZ.

Chris Spurio, CBIZ: Yeah, they’ve done a great job with their with their brand. If you’re on the east coast, you see their presence, in a lot of places, you know. They have strong capabilities in M & A. Since 2021 they acquired 17 companies, firms of all sizes, but one of which was Friedman, which was a New York based firm in September of 2022. That was a $180 million firm. So it was very large. So, they pride themselves on their ability to integrate. And they do a really nice job of it as we do. So, when we talk to them about integration, they get it. They understand. They do the same thing. And so that’s an advantage that we collectively have.

Jerome Grisko, CBIZ: Yeah, let me build on that a little bit, Andrew. Some of the things that you know, we’re very complementary to each other. So, as you know, we’ve been on a path to building out advisory services for the past 8 or 10 years. They’re also on the path. I think we’re further along. So, we have a broader scope of services and deeper subject matter expertise. For example, in our private equity group, in our technical accounting group, in our internal audit services, in a number of advisory services that we will be able to bring into their client base. They’ve done a really good job of building out industry groups. They’re further along in that area. We were on that path. So, we can benefit from that bringing that expertise, those practices into our group. So, when you look at kind of how they’ve built things and how we build things. We’ve been on a similar trajectory, but getting there in different ways that are very complementary. And I think one of the really exciting opportunities here is the growth. We talk about accelerating our growth, both organic and inorganic, from an organic standpoint, us bringing our advisory services, and some of the things that we’ve built out into their client base and them bringing their industry expertise, and some of the things that they’ve done to our client base should help accelerate organic growth.

Ware Grove, CBIZ: Yeah. Just a couple of other notes, too. Offshoring is another opportunity where the two parties really complement each other. Marcum is maybe a little further along in offshoring, but they’re focused predominantly on the attest or the assurance side of the business. We’re early to middle innings on offshoring, but we’re focused more on tax and accounting. So if we can combine those two, we’ve got a good leap forward opportunity. The other thing is on the services. They have a fairly mature but growing not for profit business. It’s based in Washington, DC. They do a lot of outsourcing of back office functions but also audit work, and others for not for profits, and that could be very powerful. And the reason for that is that’s off season workforce and typically a not for profit has a July to June fiscal year, and so to the extent that you can utilize otherwise under-utilized resources during those non busy season times, it’s a very powerful formula to improve margins. So we’re excited about that as well.

Andrew Nicholas, William Blair: Yeah, that that’s interesting. A little bit less seasonality, more persistent kind of margins across the year all attractive. Can I ask a little bit more about the advisory business at Marcum? Specifically, you know I’m familiar obviously with kind of the makeup of, you know the business advisory practice at CBIZ. You have the pretty robust private equity business in there. Some of which is maybe transactionally oriented. Others of you know, parts of which are less cyclical. Just any other color you can provide on that. I think it’s 22% of Marcum revenue is advisory. Is that you know, primarily project based? Are there parts of that business that are more recurring in nature? Are there certain practices within that that are especially attractive, or growing fast, or really well positioned competitively? Any additional color on the advisory piece would be great.

Chris Spurio, CBIZ: Yeah, you know, it’s similar to ours. It’s a little combination of all of those things. One of the fastest growing areas in the county is managed services. And you so think about outsourced services that really hit home during the pandemic when the workforce wasn’t able to come into the office, do the things they needed to do. So, they have a very large managed services practice, and that’s, Ware said, think of you handle the accounting, maybe the outsourced CFO, the IT and the HR function for businesses and usually that’s kind of on a subscription base. It’s very steady. The other thing is in that space they have a sort of bonus—in that space they have a niche with, not for profits, which is very large industry that would serve as well. That is the practice that Ware’s talking about based in DC, so very nice, attractive managed services practice that we’ve been we’ve been wanting to get into in a big way that they’re already in. They have also, when there is forensics and a family law practice that aligns very well with ours. They have a standalone tech business called Marcum Technology that provides, think of AI, automation, digital consulting and the like to firms. It also helps them with software cloud and things of that nature. So that’s also another piece in there. There’s some other smaller pieces. But those are some of the big elements in that advisory practice.

Andrew Nicholas, William Blair: That’s great to hear. I appreciate the color there, and maybe one more before we get into kind of the integration. And maybe the deal opportunity, more specifically, is just on some of the PCAOB fines. I think that they were imposed on Marcum in 2023. Just kind of wanted to get your take or your thoughts on that. If there’s an opportunity or requirement, I guess, on your behalf, to invest in processes, to avoid that in the future, or anything else that that might be required to bring it up to your traditional standards.

Chris Spurio, CBIZ: Yeah, you hit it. So Marcum was one of several firms that did a lot of SPAC audits and they were fined. They weren’t the only firm that was fined but they were fined. You know, there were a lot of restatements that firms made because they just got some of the classification on the balance sheet wrong between debt and equity. But nonetheless, they were fined, and Marcum had to do a series of things, including hiring an independent consultant and upgrading their processes, procedures, and they’ve done all of those things. And now they’re, I think they have an examination coming here shortly, just to validate those. That being said, we looked at it internally, and we use external folks that are highly regarded in this area. And we took a look at it really hard. And we like the things they’ve done. But we’ve, into our model, we’ve baked in some additional processes and controls just to, you know, just to make sure we’re managing that aspect of the business as well as we can. So yeah, I mean, you know it was something that they got into of the 400 SPACs that they had several years ago. I think they have less than 70. Most of those are liquidating before the end of the year. So it’s not a business that we are going to be in, you know, post deal in any kind of meaningful way. But that’s what the fine related to, and taking it seriously, they’ve hired, they’ve added to their staff. They hired a new Chief Quality Officer. They’ve done a lot of things that to address those shortcomings.

Andrew Nicholas, William Blair: Great. Okay, I appreciate you addressing that alright moving on a little bit, I’d love to talk about the deal and the integration and the complexity. There’s a bunch of different subtopics that we can hit. But maybe I’ll start off with just a bigger picture question, which is, when you do a deal of this size—certainly the largest deal in CBIZ’s business history, I think arguably, one of the bigger deals in the industry’s history, like, what are the things that immediately come to mind, as maybe not necessarily challenges, but points that that you need to prioritize, to make sure that it works smoothly, and then I can kind of dig into some of the ones that certainly come to mind from my first gut reaction.

Jerome Grisko, CBIZ: Yeah, Andrew, as you know, although this is by far the largest, we’ve been making acquisitions almost from our from our beginning, right? So it is part of our DNA to focus on the firms, the quality of the firms, the characteristics of the firm, that we think would be good fits for us, and over time we started our conversations with Marcum’s advisors, and then Marcum in, I think, August of last year it took us 11 months. What did we do over that period of time? We spent time getting to know them. Right? So first and foremost, it is getting to know them getting to know their culture, getting to know how they operate, doing a lot of due diligence around the compatibility of the two firms, and we spent a lot of time doing that, and the more time we spent with them the more comfortable we got that that these two firms were very compatible, together. With that, said after due diligence. It’s really around integration. This is a people business. And so, first and foremost, making sure that there was a common client that we served the client there, what you talked about conflicts there weren’t going to be a lot of conflicts. And that going forward, we have this theme approach stronger together, we could help them accomplish their objectives. They could help us accomplish our objectives faster, stronger, better together than we could have on our own, and we spent a lot of time talking about that.

The focus for us right now between signing and hopefully 4th quarter close is really about integration planning. And while this is again much larger than anything we’ve done before, really the components—and it’s been affirmed and validated by our third-party partner, who’s helping us with this—the components are the same right? So it’s making sure that we have systems integration. It’s making sure that we have the right onboarding of the people, They’re ready to go on day one. It’s making sure that we have the people focused on the, on the conduct of business, of the same methodologies, audit methodologies, tech methodologies, the systems to support them doing the client work. So I think it was comforting for us, and again validated by the by our third-party advisor, that the pieces parts of what we’re focused on, while this is a larger transaction, pieces parts are the same.

Andrew Nicholas, William Blair: Makes sense. I mean, I guess you know the probably the number one question that I got in the immediate kind of aftermath of the deal announcement was around employee retention specifically. You highlighted, you know, the communication piece of this, and stronger together certainly makes sense as a kind of leading slogan or moniker, whatever you would like to call it. But can you dive in a little bit more to kind of what makes you confident your ability to keep people? Is there a lot of change expected on a day to day basis for the people that work for CBIZ or Marcum? Or is it primarily kind of concentrated at the very, you know, highest leadership level? And so maybe that reduces the amount of risk to attrition. Are there kind of contractual things in place that that keep them employees on either side from going elsewhere? And anything that you can speak to on employee retention specifically.

Jerome Grisko, CBIZ: Yeah, let me start here. You know, I think we’re in our 28th year of existence. As I mentioned, we’ve made a significant number of acquisitions. We’ve learned a lot over those years, and we’ve learned a lot about what it takes to keep people and keep them excited about a transaction and things that are important to them. We have not historically seen attrition other than natural retirements, and you know the natural attrition you’d always see in a business. We do not see, when we make an acquisition, a flight risk, really, among any level, any group of people within partner level all the way down through the early ranks. We just really haven’t experienced that. With that said we don’t take it for granted, right? So it starts around communication. We’ve communicated to our teams. They’ve communicated to their teams, and we’ve both begun communicating together so as recently as three weeks ago we had a joint Town Hall meeting with the Marcum team, with their CEO, myself, taking every question that they had. It was, I think, an hour-long program. Within a week of that I went to New York, spent time in their offices, and walked the floors and talked to the people. And you get a really good sense for how excited they are about the combination and the opportunities that are gonna come to this. So I was really kind of taken back by the level of excitement that that I saw at all levels of the organization on that visit. I said I was there three weeks ago; Chris went shortly thereafter. I’m going back next week for a couple of days, and I will be there every two weeks in one of their offices, Metro New York or somewhere every two weeks well through the beginning of the year, my calendar, I block those days. Chris has the same things. We have other people. So our experience is we need to - It’s a people business—we need to get out in those offices. We need to be in front of people. We need to be answering the questions that they have; we need to be visible. And we found that when we do those things well, we’re able to answer the questions and we really don’t have an attrition issue. Attrition risk. You asked about structural things. Of course, if we can get into details, I won’t talk forever here, but we’ve also structured it, incorporated into the deal, certainly, as it relates to the partners and those receiving proceeds a significant number of characteristics and deal structure that also will help them or should help with attrition, one of which is 50% of the proceeds will be paid out in stock. We pay that really over a three-year period of time. There’s even a 4th year kind of component for our high performers. So we have a $39 million pool of incentive compensation that will get paid to the non-partner, The team members who are not receiving significant proceeds to incent those high performers. So, there’s 2, 3, 4 components to the structure that we’ve intentionally designed to help with attrition or retention.

Andrew Nicholas, William Blair: Great. And I thought I had seen well, I think there’s also maybe some non-compete language. That that would also be a potential hindrance. Not that it’s easy to go out on your own and build a Marcum-like competitor, but just wanted to make that point, because I did see that in your in your proxy as well. Maybe one last question here around kind of the employee retention piece, or maybe not even the employee retention piece, but the integration risk is around distraction. You know, my sense is that the vast majority of people, both at CBIZ and Marcum, you know, they’re aware of the merger. Not to say that they’re not impacted, but they have enough to do in front of them that they’re staying busy working for their clients. I mean, do you have any concerns about kind of the organic growth impact from all that would be going on under the hood? Or how do you combat that? Is it about the incentive pool that you just described? Just kind of thoughts on distraction risk.

Jerome Grisko, CBIZ: Yeah. And I’ll turn this to Ware a little bit. But in the model, we model the growth rate that is lower than what we have recently seen, and lower than what they’ve seen. And we did it because what we did, what we have learned over the years is particularly in the first 12 or 18 months there is a significant number of amount of change, right? And so if you see, on the core accounting side, the organizations are of like size. We are going to have one system, one methodology for tax for accounting. We’re going to be on the same systems. Which means half the organization’s gonna have to go onto their systems. We’re gonna have to go onto theirs. They’re gonna have to come on ours. We’re gonna have to go on theirs, or we’re gonna have to identify a new system right? So there is some efficiency loss in that first 12-18 months as we make those changes. And we did model that into the revenue of the transaction.

Andrew Nicholas, William Blair: Got it. Yeah, that makes sense to me. It can’t be, you know, perfectly seamless. There’s a lot of a lot of change in a short period of time. Also, probably an incentive to take it slow to make sure that there aren’t elevated attrition results or anything of that sort. Maybe we could use that as a transition into kind of the financial model here the financial considerations. I would love to talk about different synergies. But maybe before we do that, just for the audience, if you could remind us as to the deal structure, most of, you know, 50/50% share between cash and shares. But if you could just kind of talk through, maybe the mechanics of this deal before I kind of get into some of the financial opportunities that that might result from it.

Ware Grove, CBIZ: Sure, yeah, I’ll try to hit the highlights. The headline multiple is 12 times EBITDA. And that pencils out to about $2.25 billion. It’s approximately 50% in shares and approximately 50% in cash. The equity portion is fixed. It was determined, based on the VWAP for the 30 days leading up to the date of signing. So that is set at a valuation of $[76.84] per share. So that means the number of shares are fixed. So that’s not variable. It’s 14.4 million shares, a portion of which is reserved for performance shares on the retention risk issue that we talked about. The transaction is on a cash free/debt free basis. So the cash portion of the proceeds that goes to the seller will be used to reduce their debt and eliminate their debt. Okay? So, before the partners and the equity holders who get proceeds get that share of either cash or stock, you know they retire all of their debt. Okay, so the mix of actual proceeds to any one recipient may not be exactly the same, but it might be roughly 1/3, 2/3, 40, 60, with the 60% or the 2/3 being equity. Okay? So I think that serves immediately to align interest, long term, value creation interests with current investors and current shareholders. 20% of the shares get issued fairly immediately. But there’s a regulatory 144(a) six-month restriction on the sale of those. So there’s no immediate overhang in the market, and then the balance of the shares absent the performance shares get paid in installments—36 equal installments—over the next 36 months after close. So that also mitigates what we think might be, you know, natural pressure with the recipients needing to sell for tax purposes or whatever happens. So we’ve tried to mitigate both. And of course we have the ability, but not the obligation, to buy back those shares should we choose in the market. And it’s appropriate use of our capital at the time, so that might be an intended also way to mitigate any pressure on the shares at that point in time. So there’s no word out that’s the transaction. Those are the transaction proceeds and the consideration and how they’re divvied up.

Andrew Nicholas, William Blair: And maybe just a point of clarification. So that you have the 5% performance shares. Is that the same thing, Jerry, as the $39 million pool –

Jerome Grikso, CBIZ: In addition to.

Andrew Nicholas, William Blair: Yeah, okay, okay, and that is also in—kind of included in in your accretion estimate, or that’s beyond 25.

Ware Grove, CBIZ: It is included in the accretion estimate those shares get counted immediately in our share count, but they don’t get released until that 48-month retention requirement is met.

Andrew Nicholas, William Blair: But the $39 million is that in there as well? Or is that –

Jerome Grisko, CBIZ: $39 million is cash.

Andrew Nicholas, William Blair: But that’s like beyond 25? I’m just trying to figure out if, I want to make sure I wouldn’t be double counting that if I’m incorporating that into to my own estimate.

Ware Grove, CBIZ: They are two separate items. So the $39 million is simply a cash payment like an annual retention bonus year one, year two, year three, 1/3, 1/3, 1/3 to those non equity holders who don’t receive otherwise receive proceeds. But they’re key critical contributors that we want to target for retention.

Andrew Nicholas, William Blair: Great. Yeah, I would imagine. That’s a great incentive to stay and keep growing the business. Alright. So maybe, can we talk about the synergies a little bit further? Maybe I’ll start on the revenue side. Chris has already spoken to some of the opportunities. I don’t wanna spend too much time there because we’ve covered some of it. But one thing that that you guys traditionally talk about when you do a deal is maybe a multi-year opportunity to bring your own kind of pricing sophistication capability to your targets. I’m just curious if that same opportunity, or you expect that same opportunity to be available to you at Marcum or is kind of the scale of those operations mean, you know, the sophistication is more comparable to what you already have.

Jerome Grisko, CBIZ: Yeah, as I said, every time Andrew on this, we’ve not seen another firm that that has built that out, as we have the approach to pricing, the reporting around it, and the training around it. Right? So, although we have not built that into the model, we think that is an opportunity here as well. With that, said our yields are relatively comparable. They’re a little, their yields a little higher on the attest practice. They represent, I think, a somewhat larger client there. Our yields actually higher on our tax practice. So that just tells me they do a pretty good job of pricing already. And they’re quite good at it. That’s not to say that there’s not more opportunity by us bringing them the tools and the approaches that we’ve incorporated here at CBIZ.

Andrew Nicholas, William Blair: Makes sense. Maybe we go to cost synergies, then, the target that you outlined, I believe, was 25 million over two to well, two or three years. If you could just kind of summarize a little bit of the main buckets there anything about the cadence of that realization that that you’re comfortable sharing and maybe how achievable you view those targets as being.

Ware Grove, CBIZ: Yeah. This is another example, we hope will look back of under promising and over delivering. So $25 million. I think most people, and you’ve referenced, it’s a fairly conservative level of synergies given the benchmarks against size of deal like this. Because we want to be sensitive to the seasonal nature of the business, some of the synergies may come during and near the end of the first year because the priority is to get through the seasonal work and the client service and record the revenue, that of all the clients and not disrupt that, okay, with eliminations or synergies and things like that. Having said all that most of the synergies will come through like IT contracts that are duplicated, new system implementations as we begin to combine those kinds of things, there may be some functional back-office synergies that come maybe at the end of the first year or sometime in the second year. So as a result, you won’t really see and the model doesn’t really represent the value of those synergies until year two and more fully in year three.

Andrew Nicholas, William Blair: Makes sense. Okay, great. A couple more before maybe switching over to second quarter results if that’s alright. Actually, just two, the first is just on the tax asset. You know, when we put together some of our preliminary estimates, I used the tax rate that you guys already have or guide to around 28%. But you know, if you look at the investor deck, there is, you know, a lower multiple when you account for your tax asset. Can you just kind of speak to that asset? How it impacts the pro forma outlook? And you know, I would imagine that that’s a cash benefit or a boost to free cash flow, at least relative to kind of using a 28% rate. Any color there for people who are trying to model this out? I think probably a part of this deal that’s to this point pretty under appreciated.

Ware Grove, CBIZ: Yeah, yeah, it is. And that’s kind of a technical nuance, but to the extent that the fair value in purchase accounting gets allocated to other tangible and intangible assets, you’re left with goodwill for the excess and on a P & L GAAP basis you don’t deduct goodwill and you don’t advertise it. But on a tax basis while it doesn’t impact your effective tax rate, you can deduct it, and it reduces proportionally, it reduces your cash tax payment and the estimate there is approximately, I think we’ve shared approximately $35 million a year. And the present value of that is approximately $400 million. So it does, you know, generate the deferred tax liability on the balance sheet, but that liability in effect could be out there in perpetuity. You’d have to have a triggering event to recapture those taxes. But it’s a nice feature of the deal that the tax step up does really help with the cash flow.

Andrew Nicholas, William Blair: Yeah, cash flow and debt pay down, and we haven’t talked about it. I don’t know that it’s necessary, but you know, seems like another way for you to pay down from the 3, 3 and a quarter net leverage level down to the low twos in a timeframe that you’ve committed to.

Ware Grove, CBIZ: Yeah, yeah, exactly.

Andrew Nicholas, William Blair: Maybe one more before going to second quarter. Just on the M&A runway. I realize that we’re in the process, or you’re in the process of closing on this big deal and the last thing that is top of mind is all the deals that you’re going to do after it, presumably. But I just kind of want to think about, you know, historically, you’ve talked about a mid-single digit contribution to growth from organic and maybe twice that with inorganic. Looking ahead, and I know it’s multiple years away, post integration being in a position both from a leverage perspective and integration perspective, where you’re comfortable doing more deals. But is that still something, like, is there still enough deals that can move the needle in that same magnitude after you’re at kind of at the steady state with the combined entity? Or how, how should we think about, you know the 5, 10 year kind of opportunity set there, and how much this does or does not hinder -

Jerome Grisko, CBIZ: Yeah, I can’t speak for 10 years, but you know kind of 3 to 5, and for the for at least the midterm, we believe. So if you do, the math. And you basically saying, look, our objective has, and I think will continue to be 8 to 10% top line growth, half of that being organic, half inorganic, the half inorganic on the $3 billion revenue of that’s where we land, is $150 million a deal— It’s $150 million of revenue. The industries continue to be highly fragmented. There are a lot of transactions to be done both within core accounting. And so both within the core accounting within advisory, we think there’s a significant opportunity remains within the advisory area where there really isn’t a lot of PE, private equity, activity today and continue to be within the benefits and insurance side. So it’s not like we’re focused on just one industry. We’re looking across CBIZ and saying, we’re interested in growing in all areas. And we believe that that $150 million run rate, annual run rate is highly achievable, at least, you know, for the foreseeable future.

Andrew Nicholas, William Blair: Perfect. Alright, Great! I’ll wrap up the Marcum topic then, there. If we could just spend the next ten minutes or so, whatever time we have left on second quarter. You know one of the things, I think, that drove shares potentially lower at the end of July was maybe a weaker than expected print on the organic growth front. I know on the call you acknowledged that, well, first of all, that you don’t guide to quarters, but that you know that wasn’t maybe as much as a surprise to you as it might have been to the street, but I still I think it’d be helpful to kind of just walk through the puts and takes to the quarter on the organic growth front. You know some of the items that you cited on the call as headwinds. And maybe we can dive into those a little bit further.

Ware Grove, CBIZ: Yeah, couple of things, just as a reminder, we talked about the impact of the property and casualty staff defections, and the fact that that had a pretty immediate impact on revenue and therefore just dropped to the bottom line so that was needed to be called out. And we talked about that as having a three-penny impact. We also talked about the project work that we had done throughout 2023, employer retention tax credit work that was highly efficient, highly profitable, and a bit of a headwind to the extent that that’s not recurring. So otherwise, we need to replace that and refill that. We talked of, and that had maybe a four-penny impact, if you’re, you know, keeping score on the earnings per share but also had a revenue impact. We also talked about the intentional culling of clients that happened in the second half last year, and it’s always happening. But typically you get new clients coming in and it’s not so bumpy. We experienced a little bumpiness here, and I believe the clients are coming in and starting, so we’ll see a relatively stronger second half with respect to that particular factor. And then we had an investment that we made last year that was fairly substantial on client service and production people on the Benefits and Insurance side. We’ve had really good healthy growth there in recent years. So we’ve needed to right size kind of the back office client service team. And we did that in the second half last year. So when you compare that run rate to first half this year, it’s a headwind that will get eliminated as we go into the second half as well. The health care costs. I talked about that the unpredictable nature of the healthcare costs we saw some inflation and some higher cost than expected, impacted earnings per share by a couple of pennies, and that the quarter, and in the first half. So those are the kinds of things that we called out just a reminder to everybody on the call that impacted the half. Now some of these items were foreseeable. And that’s why we you know, talked about the fact that this wasn’t, you know, totally out of line with our own internal expectations. And the fact that we don’t guide to quarters kind of makes a little bit of an awkward conversational dynamic. But we’re feeling comfortable with a balanced year forecast, and we can turn to that in a minute if you’d like. But we basically you know, except for the factor of the property and casualty impact, we essentially made an adjustment that, absent the impact of that, is business as usual, for the full year of outlook on earnings per share.

Andrew Nicholas, William Blair: Got it. And you know, I think you also mentioned just in terms of top line some delays in client decision making maybe a little bit lighter M&A volumes. You talked about the some of the, you know, backfilling of certain client pruning, if you will. Specific to just kind of the revenue piece. Sounds like you’re expecting some of the pruned client dynamic to ease a little bit in the second half, does hitting the full year top line guidance. And you know the organic growth guidance that’s, you know, implied within that. Does that require client decision making around large projects, or M&A to pick up, or just kind of give me a sense for you sound comfortable in the second half outlook, like what is or is not within your control that could, you know, put that number at risk, or even provide an opportunity for upside to where numbers are now?

Ware Grove, CBIZ: Yeah, on the top line. First half we came in at 7.2%. The guidance is 7% to 9%. We think that 7.2% is going to be stronger for the full year and closer to the midpoint or so of that, 7% to 9% revenue guidance. For some of the reasons we talked about that impacted first half and the quarter.

Jerome Grisko, CBIZ: Hey, hey, Andrew, just one kind of disclaimer, here all the comments that we’re giving are as of the end of the second quarter. We’re not bringing these -

Ware Grove, CBIZ: Yeah, yeah, I’m glad you said that, because I’m just reiterating. I think the conversations that we’ve already had with respect to the disclosures.

Andrew Nicholas, William Blair: Yep, absolutely. No, it’s an important point to make. And maybe the last one then, that was all helpful color I think, a lot of moving parts in in one quarter with the deal. So I think investors on the call will appreciate some of that insight. Maybe the last one there, and maybe I don’t know if there’s any other comments that that you’d like to make at the end. But I’ll wrap up here is just on the P & C departure specifically. Understand that it sounds like that’s that was a unique item, not something that happens a whole lot. But can you just kind of make us more comfortable, that that isn’t an ongoing risk, something that could potentially happen more frequently or for a similar reason in the future and any other kind of color around you know that departure, and how you adjust for it, and change anything about how you’re operating that business with it in mind.

Jerome Grisko, CBIZ: Yeah, let me let me comment on that. First of all, it’s in our risk factors right in our in our disclosure documents. But with that said, you indicated it’s a pretty rare event. It’s a very rare event. We in our 28 year history there’s been one other time that we can recall where a group of people basically picked up and decided to go someplace else. And so this is not something we’ve experienced, that happened to fall in a very bad time, you know, as we announced this transaction, so it’s a natural concern, but it is not something that we’ve experienced historically. We have restrictive agreements in place with regard to the significant revenue producers, as we do in that with that P & C group. We’re pursuing our rights in the courts. So far we’ve had favorable outcomes, early innings here. But we’ve had very favorable outcomes every time we’ve ever had to go enforce those agreements. We’re seeing the same thing in this instance. But you know that doesn’t make it any easier right? So, we, we do everything we can to avoid it. We try to create an environment where people are rewarded and appreciated, and want to be with us. But from time to time there’s, you know, there’s going to be a group that that see the grass being green or somewhere else. Like, I said, very, very rare instance for us.

Andrew Nicholas, William Blair: Great last one, because I forgot to ask it earlier when we were talking about you know, Marcum, I think you gave some great color on where you sit and where they sit on the offshoring topic and areas for you to potentially benefit from one another on that front. Could you maybe speak to that same kind of dynamic on the technology front or on the automation front? I mean is that another opportunity? Maybe not year one, year two, year three, but longer term that can help harvest, you know margin expansion to your medium-term targets. Any color there would be great.

Jerome Grisko, CBIZ: Yeah, I’ll take part of that, and I’ll turn it to Chris. First of all we we’re on similar paths, and we’re equally committed there. As we’ve talked a lot with you and other investors, we believe that – there 0 the industry is changing in that way, that technology is going to play an increasingly important role in certainly doing AI and other advances in technology and doing certainly some of the more repetitive compliance-oriented work, we need to make those investments. It’s much easier to do that with the scale that will come out of this transaction. We expect that that will help us with our margins, at least in the short time—At least in the shorter and midterm. We’ll see where the revenue opportunities are in the longer term. But more importantly than that is really the then innovative, creating innovative solutions back to taking the data that flows out of that work and creating innovative solutions and bringing it back to the client. with products and solutions that have greater value to the client. So it’s really kind of almost an R&D function, creating new products, creating new solutions and bringing that back to that market. So there’s I think there’s a lot of opportunities there on innovation. We, in fact, have formed an innovation group coming through this transaction. One of their people who have led their innovation is going to lead that for us, one of their team members, and we’re really excited about what will come from that.

Andrew Nicholas, William Blair: Great very, very helpful. The whole conversation has been. I appreciate all of you for joining me, for your time. Thank you to all the investors on the line that have joined us, we have a good group of people, a large group of people who are certainly interested in in the stock, the company, and the opportunity here. I’ll make one last plug just for myself and the Blair team. If you have any questions on CBIZ or would like to discuss any of these topics in further detail, feel free to email me or my colleagues, Daniel Maxwell and Tom Rush on this. We’re happy to help however we can and that is that is all from my end, and if there’s I don’t, you’re open to say anything else as closing remarks yourselves to the CBIZ team, but otherwise we’ll wrap it up there.

Jerome Grisko, CBIZ: Yeah, I would take the opportunity. Andrew, look as we’ve talked, we could not be more excited about this opportunity. The alignment of the two firms—strong revenue, strong cash flow focused on the middle market. Really, good people, strengthens our existence in in key markets. They bring some things to us in industries and some service lines. We bring some things to them in the same. In the same way we think that the opportunities that come out of this will help propel our growth, going forward and create a catalyst for the firm of the future, the breakaway firm. And so very, very excited. Hopefully, we’ve been able to convey why we’re so excited through this call, but we’re also happy to take further calls and have one on one calls with anybody on this call if you’d like to do that as follow up. So appreciate you participating today. I appreciate your support. And very excited about the opportunity for us.

Andrew Nicholas, William Blair: Have a great afternoon, everyone a great rest of the week. We’ll talk again soon.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the transaction, the Company will file a proxy statement with the SEC. The definitive proxy statement will be mailed to the Company’s stockholders and will contain important information about the transaction and related matters. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The definitive proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the definitive proxy statement from the Company on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the transaction. Information with respect to the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2024, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024. These documents are available free of charge at the SEC’s website at www.sec.gov, or from the Company on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address business performance, financial condition, activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to: the ability of the parties to consummate the transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure regulatory approvals in a timely manner or at all, and the approval by Marcum’s partners and the approval by the Company’s stockholders; the possibility of litigation related to the transaction and the effects thereof; the possibility that anticipated benefits and/or synergies of the transaction will not be achieved in a timely manner or at all; the possibility that the costs of the transaction and/or liabilities assumed will be more significant than anticipated; the possibility that integration will prove more costly and/or time consuming than anticipated; the possibility that the transaction could disrupt ongoing plans and operations of the parties or their respective relationships with clients, other business partners and employees; the possibility that the financing will not be obtained as anticipated and the effects of the increased leverage of the Company following the transaction; and other risks described in the Company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances that subsequently occur or of which it subsequently becomes aware.